                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             TRIAD HOSPITALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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




[LOGO]Triad                                                         [LOGO]Quorum

               Supplement to the Joint Proxy Statement/Prospectus
                                    for the

     Special Meeting of Stockholders of              Special Meeting of Stockholders of
           Triad Hospitals, Inc.,                        Quorum Health Group, Inc.,
    to be held at 10:00 a.m., local time,           to be held at 9:00 a.m., local time,
            on April 26, 2001, at                          on April 26, 2001, at
             Four Seasons Hotel                            Homewood Suites Hotel
             57 East 57th Street                           5107 Peter Taylor Park
          New York, New York 10022                       Brentwood, Tennessee 37027

    You recently received a joint proxy statement/prospectus dated March 19, 2001 in connection with the solicitation of proxies by the Triad and Quorum boards of directors to be used at the special meetings of Triad and Quorum stockholders. As you know, the Agreement and Plan of Merger between Triad and Quorum will be considered at these special meetings. We are providing this joint proxy statement/prospectus supplement to supplement the information contained in the joint proxy statement/prospectus dated March 19, 2001. This supplement should be read in conjunction with that document. If you need another copy of the joint proxy statement/prospectus, Triad stockholders can call Georgeson Shareholder Communications at 1 (800) 809-5938 and Quorum stockholders can call Morrow & Co., Inc. at 1 (800) 607-0088.

    Included with this supplement is another proxy card for your use if you have already voted and you wish to change your vote or revoke your proxy in accordance with the instructions set forth below under "Voting Procedures." If you do not wish to change your vote or revoke your proxy, no action is required by you in connection with this supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the joint proxy statement/prospectus or this supplement thereto. Any representation to the contrary is a criminal offense.


    This joint proxy statement/prospectus supplement is dated April 13, 2001, and is first being mailed to the stockholders of Triad and the stockholders of Quorum on or about April 14, 2001.

Legal Proceedings Regarding the Merger

    On October 20, 2000, a purported class action, Samuel Brand v. Colleen Conway Welch, et al., Case No.: OCC-3066, was filed against Triad and members of the board of directors of Quorum in the Circuit Court of Davidson County, Tennessee, on behalf of all public stockholders of Quorum. The complaint alleges, among other things, that Quorum's directors breached their fiduciary duties to Quorum and its stockholders in agreeing to the merger at an unfair price. Triad and Quorum believe the claims asserted in the complaint are without merit.

    In March 2001, plaintiff informed the Court of his intention to seek a preliminary injunction preventing consummation of the merger. On March 16, the Court scheduled a hearing for April 17-18, 2001 on plaintiff's motion for a preliminary injunction. The parties subsequently negotiated a settlement that will result in the dismissal of the action. The settlement is subject to a number of conditions, including completion of definitive documentation relating to the settlement, consummation of the merger and Court approval. The settlement provides, among other things, that Triad and Quorum amend the merger agreement and disclose certain of the other matters described in this supplement.

Amendments to the Merger Agreement

    The joint proxy statement/prospectus is supplemented to provide the following additional information:

    On April 13, 2001, Triad and Quorum amended the merger agreement to reduce the termination fee payable by Quorum pursuant to Section 10.3(b) of the merger agreement from $75 million to $55 million and the termination fee payable by Quorum pursuant to Section 10.3(d) of the merger agreement from $20 million to $15 million. The circumstances under which these fees are payable are described in the joint proxy statement/prospectus under the caption "The Merger Agreement--Termination of the Merger Agreement."

Selected Market Prices of Triad and Quorum Common Stock

    The joint proxy statement/prospectus is supplemented to provide the following additional information:

    On October 18, 2000, the last full trading day before Triad and Quorum publicly announced the execution of the merger agreement, the last reported closing prices per share of Triad and Quorum common stock were $30.75 and $13.625, respectively. Based on the closing price of Triad common stock on that date, the $3.50 in cash and .4107 of a share of Triad common stock yield an implied value of the merger consideration to Quorum stockholders of $16.13 per share as of that date.

    On April 12, 2001, the most recent practicable date prior to the mailing of this supplement, the last reported closing prices per share of Triad and Quorum stock were $28.10 and $14.81, respectively. Based on the closing price of Triad common stock on that date, the $3.50 in cash and .4107 of a share of Triad common stock yield an implied value of the merger consideration to Quorum stockholders of $15.04 per share as of that date.

    Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Recent Developments

    The joint proxy statement/prospectus is supplemented to amend and restate the information contained in the second paragraph under the caption "Amendment to the Triad 1999 Long-Term Incentive Plan" as follows:

    On March 13, 2001, Triad's board of directors amended the plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the plan to 14,000,000 from 6,500,000. This increase is necessary to allow Triad to continue to provide appropriate equity incentives to an eligible employee group that will increase significantly as a result of the merger of Quorum into Triad. In the event stockholder approval of this amendment is not obtained, Triad will not increase the number of shares authorized for issuance under the plan, but awards of the approximately 375,000 shares of common stock currently available under the plan may continue to be made under the previously existing terms of the plan. In addition, on April 13, 2001, the plan was amended to provide that no more than 5% of the 7,500,000 additional shares authorized for issuance may be used for awards other than options (such as Restricted Stock and Stock Appreciation Rights) and that options granted after the date that stockholder approval of these amendments is obtained may not be repriced unless further stockholder approval is obtained for the repricing.

    The joint proxy statement/prospectus is supplemented to amend and restate the information contained under the caption "The Proposed Merger--Recent Developments," as follows:

  Quorum Health Resources

    After entering into the merger agreement, Triad engaged its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to assist it in exploring strategic alternatives with respect to Quorum Health Resources, Inc., including a possible sale. Triad's financial advisor contacted a number of parties to explore their interest in acquiring Quorum Health Resources and received several indications of interest. Among the parties submitting indications of interest in such a transaction were Welsh, Carson, Anderson & Stowe IX, L.P. (of which Russell L. Carson, chairman of the Quorum board of directors, is a general partner) and Joseph C. Hutts (a director of Quorum). Triad believes that the aggregate value to be received for Quorum Health Resources would be approximately $170 million. There are no ongoing negotiations with respect to a transaction involving Welsh, Carson, Anderson & Stowe IX, L.P. We cannot state whether any agreement for a transaction involving Quorum Health Resources will be reached, what the purchase price, form of consideration and other terms and structure of any transaction would be, or when any such transaction would occur, if at all.

    Quorum Health Resources contributed:

  . $142.4 million of Quorum's $1,762.8 million net operating revenue for the fiscal year ended June 30, 2000, and $72.2 million of Quorum's $912.6 million net operating revenue for the six months ended December 31, 2000; and

  . $29.9 million of Quorum's $288.2 million EBITDA for the fiscal year ended June 30, 2000, and $15.8 million of Quorum's $140.4 million EBITDA for the six months ended December 31, 2000.

  Sale of Certain Quorum Facilities

    Triad has agreed to sell UniMed Medical Center, with locations in Minot and Kenmare, North Dakota, to Trinity Health for a purchase price of approximately $38 million. These facilities are owned by Quorum. Triad expects to complete the transaction concurrently with the merger.

  Listing of Triad Common Stock

    Triad common stock is traded on the Nasdaq National Market under the ticker symbol "TRIH." Triad has applied for listing of its common stock on the New York Stock Exchange, and intends that its shares will begin trading on the NYSE under the symbol "TRI" soon after the merger, on a date to be determined. We cannot assure you as to when or whether Triad common stock will be traded on the NYSE.

  Qui Tam estimates and other charges; pro forma results

    Based on continuing due diligence and discussions with various parties including the Department of Justice, Triad expects that the estimate of the liability for Quorum's qui tam lawsuits will be increased by approximately $16 million prior to or upon consummation of the merger. In addition, during the quarter in which the merger occurs, Triad expects to record a charge of approximately $20 million to $30 million associated with coordinating Quorum's accounting policies, practices and estimation processes with those of Triad. Triad will continue to evaluate the Quorum qui tam lawsuits and other items, including receipt of fixed asset appraisals, associated with the merger and appropriately reflect the amounts in accordance with applicable purchase accounting or other accounting principles, which may result in additional charges.

    As a result of changed market conditions and negotiations with its lenders, Triad estimates that the approximately $1.6 billion in borrowings it will incur in connection with the merger will bear interest at an estimated composite annual rate of approximately 8.7%, as compared to the estimated composite annual rate of approximately 10.3% reflected in the unaudited pro forma condensed combined financial statements and other pro forma financial information included in the joint proxy statement/prospectus. After giving effect to this revised estimated composite annual rate, on a pro forma basis for the twelve months ended December 31, 2000:

  . Interest expense, net, would decrease to $174.1 million from $200.0 million;

  . Loss before income tax provision would decrease to $36.8 million from $62.7 million;

  .  Income tax provision would decrease to $1.4 million from $11.5 million;

  . Net loss would decrease to $35.4 million (or $0.52 per share on a basic and diluted basis) from $51.2 million (or $0.75 per share on a basic and diluted basis); and

  . the amount by which earnings were insufficient to cover fixed charges would decrease to $25.8 million from $51.7 million.

Opinion of Quorum's Financial Advisor Goldman Sachs

    The joint proxy statement/prospectus is supplemented to provide the following additional information:

    As described more fully in the joint proxy statement/prospectus under the caption "The Proposed Merger--Opinion of Quorum's Financial Advisor--Goldman Sachs," the board of directors of Quorum received an opinion of its financial advisor, Goldman, Sachs & Co., dated October 18, 2000, the date of the merger agreement, as to the fairness, from a financial point of view, of the $3.50 in cash and the stock consideration to be received by the holders (other than Triad and its subsidiaries) of Quorum common stock in the merger. The opinion of Goldman Sachs was expressed as of the date rendered and was based upon and subject to the considerations and assumptions expressed therein, which are summarized in the joint proxy statement/prospectus.

    Goldman Sachs confirmed its opinion, dated October 18, 2000, by delivering a written opinion, dated the date hereof, to the Quorum board of directors to the effect that, as of the date of this document, and based upon and subject to the considerations set forth in its opinion, the $3.50 in cash and the stock consideration to be received by the holders (other than Triad and its subsidiaries) of Quorum common stock in the merger is fair, from a financial point of view, to such holders. In connection with its opinion, dated the date of this document, Goldman Sachs reviewed the assumptions used in its analyses and the factors considered in connection with its opinion dated October 18, 2000 (which analyses and related disclosures are set forth in the joint proxy statement/prospectus under the caption "The Proposed Merger--Opinion of Quorum's Financial Advisor--Goldman Sachs") and held discussions with members of the management of Quorum and Triad regarding the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs will receive no additional fee for the written opinion dated the date hereof delivered to the Quorum board of directors.

    The full text of the Goldman Sachs opinion dated the date of this document, which sets forth the assumptions made, the procedures followed, matters considered, and limits on the review undertaken, is attached as Annex A to this supplement and is incorporated herein by reference. The Goldman Sachs opinion was provided to the Quorum board of directors for its information and assistance, is directed only to the fairness, from a financial point of view, of the $3.50 in cash and the stock consideration to the holders (other than Triad and its subsidiaries) of Quorum common stock and does not constitute a recommendation to any Quorum stockholder as to how such stockholder should vote at the Quorum special meeting of stockholders with respect to the merger or any other matter related thereto. The description of the Goldman Sachs opinion set forth herein is qualified in its entirety by reference to Annex A. Quorum stockholders are urged to read the Goldman Sachs opinion in its entirety.

                                     * * *

    Each of the Boards of Directors of Triad and Quorum unanimously recommends to its respective stockholders that they vote "FOR" approval and adoption of the merger agreement, as amended, and the merger.

                                   IMPORTANT

    If you have not done so, please complete, sign and date your proxy card and return it, or vote by telephone or through the Internet, as soon as possible.

Voting Procedures

    Enclosed with this supplement is an additional proxy card (and a return envelope) for your use. If you have already voted and you do not wish to change your vote, you do not need to return this second proxy card. If you have already voted and you wish to change your vote, you can do so at any time before your proxy is voted at your company's stockholder meeting. You can change your vote in one of three ways:

  . timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

  . written notice to your company's Secretary before the special meeting that you have revoked your proxy; or

  .  voting in person at your company's special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

    If you have not already voted, you may use either the proxy card originally sent to you or the proxy card included with this supplement. You do not need to return both proxy cards. You may also vote by telephone or through the Internet. To vote by telephone or through the Internet, you should follow the instructions contained on the enclosed proxy card. Votes cast by telephone or the Internet must be submitted prior to 11:59 p.m. on Wednesday, April 25, 2001 (the day prior to the date of the special meetings) in order to be counted.

    If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. If you submit your proxy but do not make specific choices, the person named as your proxy will follow the respective board of directors recommendations and vote your shares in favor of the matters to be voted upon at your special meeting, including approval of the merger and the merger agreement, as amended.

    To obtain more information or to request an additional copy of the joint proxy statement/prospectus:

  .  Triad stockholders can call Georgeson Shareholder Communications at 1
     (800) 809-5938 or Triad's Investor Relations at (972) 789-2700; and

  . Quorum stockholders can call Morrow & Co., Inc. at 1 (800) 607-0088 or Quorum's Assistant Corporate Secretary, Gayle Jenkins, at (615) 371-7979.

                                                                         Annex A



[GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

April 13, 2001

Board of Directors
Quorum Health Group, Inc.
103 Continental Place
Brentwood, TN 37027

Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the holders (other than Triad, as defined below, and its subsidiaries) of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Quorum Health Group, Inc. (the "Company") of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 18, 2000, between Triad Hospitals, Inc. ("Triad") and the Company, as amended by Amendment No. 1, dated as of April 13, 2001 (as so amended, the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Triad and each outstanding Share (other than those held by Triad and its subsidiaries) will be converted into the right to receive
0.4107 of a share (the "Stock Consideration") of Common Stock, par value $0.01 per share (the "Triad Shares"), of Triad and $3.50 in cash (the "Cash Consideration"; together with the Stock Consideration, the "Consideration"). Also pursuant to the Agreement, in the event that the average closing price of a Triad Share as reported on National Association of Securities Dealers Automated Quotation System for the twenty trading days ending five business days prior to the Company Stockholder Meeting, as defined in the Agreement (the "Meeting Price"), is less than $21.00, the Company will have the right to give Triad notice of its intention to terminate the Agreement; provided, however, that if the Company gives such notice, Triad shall have the right to increase the cash to be paid to Company shareholders pursuant to the Agreement by an amount equal to the product of (x) the difference between $21.00 and the Meeting Price and (y) 0.4107. In such event, if Triad does not so exercise this right, the Company shall have the right to terminate the Agreement pursuant to its terms.

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead manager on an offering of $150 million aggregate principal amount of 8 3/4% Senior Notes of the Company due 2005, in November 1995; having acted as lead agent for the Company in tendering for $97.8 million of its $100 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2002, in May 1997; and as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Thomas S. Murphy, Jr., a Managing Director of Goldman, Sachs & Co., is a director of the Company. We also have provided certain investment banking services to Triad from time to time, including having acted as joint book-running lead manager on a offering of $325 million aggregate principal amount of 11% Senior Subordinated Notes due 2009 of Triad, in April 1999. Goldman, Sachs & Co. also acted as financial advisor to HCA--The Healthcare Company, formerly known as Columbia/HCA ("HCA"), in the spin-off of Triad from HCA in May 1999, and may provide investment banking services to Triad in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Triad for its own account and for the accounts of customers.

    In connection with this opinion, we have reviewed, among other things, the Registration Statement on Form S-4 of Triad dated March 15, 2001 and the related Joint Proxy Statement/Prospectus, dated March 19, 2001, relating to the special meetings of stockholders of the Company and Triad to be held in connection with the Agreement, and the Supplement to the Joint Proxy Statement/Prospectus, dated the date hereof; the Agreement; the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2000; the Annual Report to Stockholders and Annual Report on Form 10-K of Triad for the two years ended December 31, 2000; the Registration Statement on Form 10 of Triad dated April 27, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Triad; certain other communications from the Company and Triad to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the "Company Forecasts"); certain internal financial analyses and forecasts for Triad prepared by the management of Triad, as well as those forecasts as adjusted by the management of the Company (the "Adjusted Triad Forecasts"); and certain cost savings projected by the management of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company and Triad regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Triad Shares, compared certain financial and stock market information for the Company and Triad with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard we have assumed, with your consent, that the Adjusted Triad Forecasts and the Synergies have been reasonably prepared (or adjusted, as the case may be) on a basis reflecting the best currently available estimates and judgments of the Company. We also have taken into account the view of the Company's management of the risks and uncertainties relating to the Company's ability to achieve the Company Forecasts in the amounts and time periods contemplated thereby. We also have assumed that all material governmental, regulatory or other consents and approvals, including the receipt of the private letter ruling from the Internal Revenue Service contemplated by the Agreement, necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Triad or on the contemplated benefits of the transaction contemplated by the Agreement. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Triad or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares (other than Triad and its subsidiaries) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.)
---------------------
(GOLDMAN, SACHS & CO.)